Exhibit 99.1

Cellectar Announces Poster Presentation at the International Symposium on Pediatric Neuro-Oncology (ISPNO) Annual Meeting

Data highlight results from the Phase 1 study of CLR 131 in children and adolescents with relapsed/refractory malignancies

FLORHAM PARK, N.J., August 4, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced a poster presentation at the upcoming rescheduled International Symposium on Pediatric Neuro-Oncology (ISPNO) annual meeting taking place December 13-16 in Karuizawa, Japan.

One of the study investigators, Dr. Diane Puccetti, a faculty member of the University of Wisconsin School of Medicine and Public Health and Medical Director of the American Family Children’s Hospital will present the poster, entitled: “CLR 131 in patients with relapsed or refractory pediatric malignancies,” which highlights Phase 1 study data including subjects with various brain tumors.

The Phase 1 study (NCT03478462) is an open-label dose escalation study of CLR 131 in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma, osteosarcoma and lymphomas (including Hodgkin’s lymphoma). Patients in the study have received infusions of CLR 131 in escalating dose levels. To date, all doses have been deemed safe and tolerated by the independent Data Monitoring Committee, including the 60mCi/m2 dose level.

A copy of the presentation materials can be accessed on the Events and Presentations section of the Cellectar website once the presentation concludes.

About CLR 131

CLR 131 is a small-molecule Phospholipid Drug Conjugate™ designed to provide targeted delivery of iodine-131 (radioisotope) directly to cancer cells, while limiting exposure to healthy cells unlike many traditional on-market treatment options. CLR 131 is the company’s lead product candidate and is currently being evaluated in a Phase 2 study in B-cell lymphomas, and a Phase 1 dose-escalating clinical study in pediatric solid tumors and lymphomas. The company recently completed a Phase 1 dose-escalation clinical study in relapsed/refractory (r/r) multiple myeloma. The FDA granted CLR 131 Fast Track Designation for both r/r multiple myeloma and r/r diffuse large b-cell lymphoma and Orphan Drug Designation (ODD) for the treatment of multiple myeloma, lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia, neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma. CLR 131 was also granted Rare Pediatric Disease Designations for the treatment of neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma. Most recently, the European Commission granted an ODD for r/r multiple myeloma.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies. The CLOVER-1 Phase 2 study completed the Part A dose-exploration portion, conducted in relapsed/refractory (r/r) B-cell malignancies, and is now enrolling in the Part B expansion cohorts evaluating a two cycle dosing regimen that provides approximately 100mCi total body dose of CLR 131 in relapsed/refractory (r/r) multiple myeloma (MM) and lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM). The data from the Part A portion was announced on February 19, 2020.

The Phase 1 pediatric study will be an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of CLR 131 in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at 7 leading pediatric cancer centers.

The company’s product pipeline includes one preclinical PDC chemotherapeutic program (CLR 1900) and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the recent COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements. These forward looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com